Exhibit 10.5

SERIES C-1 SHARE PURCHASE AGREEMENT

July 25, 2019

SERIES C-1 SHARE PURCHASE

AGREEMENT

THIS SERIES C-1 SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of July 25, 2019 by and among:

1.	I-MAB, an exempted company duly with limited liability incorporated and validly existing under the laws of the Cayman Islands (the “Company”);

2.	I-MAB BIOPHARMA HONGKONG LIMITED, a limited liability company duly incorporated and validly existing under the laws of Hong Kong (the “HK Subsidiary”);

3.	I-MAB BIO-TECH (TIANJIN) CO., LTD. (天境生物技术（天津）有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC (the “PRC Subsidiary”);

4.	I-MAB Biopharma US Limited, a limited liability company duly incorporated and validly existing under the laws of the State of Maryland (the “US Subsidiary”);

5.	The persons listed in Schedule I hereto (each individually, a “Founder” and collectively, the “Founders”);

6.	MABCORE LIMITED, a BVI business company with limited liability duly incorporated and validly existing under the laws of the British Virgin Islands (the “Founders Holdco”); and

7.

The persons listed in Schedule II hereto (each individually, an “Investor” and collectively, the “Investors”). For the purpose of this Agreement, Caesar Pro Holdings Limited shall be referred to as the leading investor (the “Leading Investor”) and Hongkong Tigermed Co., Limited shall be referred to as Tigermed (“Tigermed”).

RECITALS

A.    WHEREAS, the Group Companies (as defined below) are engaged in the business of research, development of pharmaceutical products; the commercialization, production and sale of pharmaceutical products; the transfer of technology, technical services and technical consulting reasonably proposed to be conducted by the Group Companies after the Group Companies obtain the relevant licenses with respect to such production or sale (the “Principal Business”); and

B.    WHEREAS, the Company desires to sell and issue to the Investors and each Investor desires to purchase from the Company certain Series C-1 Preferred Shares (as defined below) pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1

SALE AND ISSUANCE OF SHARES

1.1.    Sale and Issuance of the Series C-1 Preferred Shares. Subject to the terms and conditions of this Agreement, on or prior to the Closings (being both the Initial Closing (as hereinafter defined) and the Tigermed Closing (as hereinafter defined), and the Closing being either the Initial Closing or the Tigermed Closing), the Company shall have authorized the issue pursuant to this Agreement of up to an aggregate of 4,726,735 Series C-1 preferred shares of the Company with a US$0.0001 par value for each share (the “Series C-1 Preferred Shares”), among which an aggregate of 4,571,429 Series C-1 Preferred Shares will be issued and sold to the Investors at the Closings pursuant to Section 1.2 below and up to 155,306 Series C-1 Preferred Shares will be conditionally issued and sold to the Investors pending the Series C-1 Additional Issuance of Warrant Exercise in accordance with Section 1.3 below.

1.2.    Payment of Purchase Price.

(a)

Subject to the terms and conditions hereof and in consideration of the Initial Purchase Price set forth below, the Company hereby agrees to sell and issue to the Investors (except Tigermed) at the Initial Closing, and each Investor hereby agrees, severally and not jointly, to purchase from the Company at the Initial Closing, the aggregate number of Series C-1 Preferred Shares set forth in the column captioned “Total No. of Series C-1 Preferred Shares Subscribed” opposite the respective Investor’s name on Schedule II Part A, at a price of US$7.00 per share, amounting to an aggregate purchase price of US$27,000,000 (the “Initial Purchase Price”).

(b)

Subject to the terms and conditions hereof and in consideration of the Tigermed Purchase Price set forth below, the Company hereby agrees to sell and issue to Tigermed at the Tigermed Closing, and Tigermed hereby agrees to purchase from the Company at the Initial Closing, the aggregate number of Series C-1 Preferred Shares set forth in the column captioned “Total No. of Series C-1 Preferred Shares Subscribed” opposite Tigermed’s name on Schedule II Part A, at a price of US$7.00 per share, amounting to an aggregate purchase price of US$5,000,000 (the “Tigermed Purchase Price”, together with the Initial Purchase price, the “Purchase Price”).

(c)

The Purchase Price is based on a pre-money valuation of the Group on a fully-diluted basis (with an aggregate of 124,881,677 shares of the Company assuming that (i) 9,941,650 Ordinary Shares reserved for issuance under the Company’s ESOP Plan(s) adopted prior to the 2018 ESOP Plan have been issued; (ii) 14,997,680 Ordinary Shares reserved for issuance under the 2018 ESOP Plan have been issued; and (iii) the conversion option attached to the Genexine Convertible Bond and Tranche II of Series B Warrant have not been exercised) of US$874,171,739. The Leading Investor shall not be obligated to complete the purchase of any Series C-1 Preferred Shares unless the Series C-1 Preferred Shares in the aggregate purchase price of no less than US$25,000,000 have been or are issued to the Investors (including the Leading Investor but excluding Tigermed) at the Initial Closing with the Leading Investor.

1.3.    Price Adjustment. In the event of the exercise of the Tranche II of Series B Warrant by the Warrant Holders, the Company shall adjust the issue price of Series C-1 Preferred Shares (namely US$7.0 per share) to US$6.77 per share and issue an additional 155,306 Series C-1 Preferred Shares to the Investors on a pro rata basis in proportion to the Purchase Price paid by each Investor at par value as a compensation (the “Series C-1 Additional Issuance for Warrant Exercise”). The Series C-1 Additional Issuance for Warrant Exercise shall be conducted as soon as possible after the exercise of the Tranche II of Series B Warrant and in any event no later than ten (10) Business Days after the aforesaid exercise. Upon the closing of the Series C-1 Additional Issuance for Warrant Exercise, the aggregate number of Series C-1 Preferred Shares issued to the Investors shall be 4,726,735, with the updated shareholdings of each Investor as reflected in the column captioned “Total No. of Series C-1 Preferred Shares Subscribed” on Schedule II Part B.

SECTION 2

CLOSING

2.1.    The closing of the subscription and issuance of the Series C-1 Preferred Shares hereunder shall take place remotely via the exchange of documents and signatures.

2.2.    Closings.

(a)

The Company shall allot and issue the amount of Series C-1 Preferred Shares of the Company as purchased by such Investor (except Tigermed) pursuant to this Agreement (the “Initial Closing”) on the date of the Initial Closing (the “Initial Closing Date”), which will be on the fifteen (15th) Business Days following the satisfaction or waiver (where applicable) of all the conditions set forth in Section 6 and Section 7 (other than those conditions to be satisfied at the Initial Closing, but subject to the satisfaction or waiver thereof at the Initial Closing), or at such other date as the Company and the Investors (except Tigermed) may mutually agree.

(b)

The Company shall allot and issue the amount of Series C-1 Preferred Shares of the Company as purchased by Tigermed pursuant to this Agreement (the “Tigermed Closing”) on the date of the Tigermed Closing (the “Tigermed Closing Date”), which will be on September 25, 2019 following the satisfaction or waiver (where applicable) of all the conditions set forth in Section 6A and Section 7 (other than those conditions to be satisfied at the Tigermed Closing, but subject to the satisfaction or waiver thereof at the Tigermed Closing), or at such other date as the Company and Tigermed may mutually agree.

(c)	The bank account information is set forth below:

Account Name: I-MAB

Account Number: ***

Swift Code: ***

Name of bank: ***

Bank Address: ***

Each Investor shall, severally and not jointly, pay, or procure the payment of, its portion of the Purchase Price as set forth opposite its name on Schedule II at the Closing by wire transfer of immediately available funds to an account designated by the Company on the Initial Closing Date or the Tigermed Closing Date, as applicable.

2.3.    For the avoidance of doubt, Closing may be consummated by the Company with one or more Investors, and the Closings with different Investors are not conditional upon each other.

2.4.    Schedule III Part A hereof sets forth a complete list of all outstanding shareholders of the Company immediately prior to the Initial Closing and after the Tigermed Closing, indicating the type and number of shares held by each such shareholder (assuming that none of the 155,306 Series C-1 Shares has been issued and by the Company to the Investors under the Series C-1 Additional Issuance).

2.5.    Schedule III Part B hereof sets forth a complete list of all outstanding shareholders of the Company immediately prior to the Initial Closing and after the Tigermed Closing, indicating the type and number of shares held by each such shareholder (assuming that all of the 155,306 Series C-1 Shares have been issued and allotted by the Company to the Investors under the Series C-1 Additional Issuance for Warrant Exercise).

2.6.    Deliveries.

(a)

At the Initial Closing, the Company shall, and the Founders shall cause the Company to, deliver to each Investor (except Tigermed), in addition to any item the delivery of which is made an express closing condition pursuant to Section 6 hereof, (i) a photocopy of the duly executed share certificate representing the Series C-1 Preferred Shares of the Company being purchased by each Investor at the Initial Closing with the original copy being delivered within three (3) Business Days after the Initial Closing, and (ii) a copy of the updated register of members of the Company reflecting each Investor (except Tigermed) as the holder of such Series C-1 Preferred Shares, certified by the Company’s registered office provider as true and complete as of the Initial Closing Date.

(b)

At the Tigermed Closing, the Company shall, and the Founders shall cause the Company to, deliver to Tigermed, in addition to any item the delivery of which is made an express closing condition pursuant to Section 6A hereof, (i) a photocopy of the duly executed share certificate representing the Series C-1 Preferred Shares of the Company being purchased by Tigermed at the Tigermed Closing with the original copy being delivered within three (3) Business Days after the Tigermed Closing, and (ii) a copy of the updated register of members of the Company reflecting Tigermed as the holder of such Series C-1 Preferred Shares, certified by the Company’s registered office provider as true and complete as of the Tigermed Closing Date.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor hereby, severally but not jointly, represents and warrants to the Group Companies, the Founders Holdco and each Founder as of the date hereof and as of the applicable Closing as follows:

3.1.    Authorization. Such Investor has all requisite power, authority and capacity to enter into the Transaction Documents (as defined below) to which it is a party, and to carry out and perform its obligations thereunder. This Agreement has been duly authorized, executed and delivered by the Investor. The Transaction Documents, when executed and delivered by the Investor, constitutes valid and legally binding obligations of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.2.    Purchase for Own Account. Such Investor represents and warrants that it is acquiring the Series C-1 Preferred Shares and solely for investment for the Investor’s and/or its Affiliates own account not as a nominee or agent, and not with a view to the instant resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same except for resale or distribution of any part thereof to the Investor’s Affiliates.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each of the Company, the Founders Holdco and the Founders (collectively, the “Warrantors”, and each a “Warrantor”) jointly and severally represents and warrants to each Investor that the statements contained in this Section 4 are true, complete and correct with respect to each Group Company on and as of the date hereof and the Initial Closing. In this Agreement, any reference to a party’s “Knowledge” means such party’s actual knowledge after due and diligent inquiries of the Key Employees, officers appointed to vice-president level positions (or above), officers appointed to senior director level positions (or above) and executive directors on the board of directors of each Group Company (collectively, the “Senior Management”) reasonably believed to have knowledge of the matter in question, and in this Section 4, any reference to “Material Adverse Effect” means the material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company. Disclosures contained in the Disclosure Schedule attached hereto as Schedule V, with specific reference to the paragraphs of this Agreement to which such disclosures are related to, shall be deemed to be exceptions to the warranties only if such disclosures are fully, specifically and accurately stated therein. For the purpose of this Agreement, “Group Companies” shall mean the Company, the HK Subsidiary, the US Subsidiary, the PRC Subsidiary and any subsidiaries (Controlled either by equity or contract or otherwise) of the foregoing collectively, and each individually, a “Group Company”.

4.1.    Organization, Good Standing and Qualification.

Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, or by virtue of, the laws of the jurisdiction of its incorporation or establishment, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

4.2.    Capitalization. Immediately prior to the Initial Closing, the authorized share capital of the Company consists of the following:

(a)    Ordinary Shares. A total of 398,069,815 authorized Ordinary Shares (as defined in the Restated Articles);

(b)    Preferred Shares. A total of 101,930,185 authorized Preferred Shares (as defined in the Restated Articles), the breakdown of which is set out in Schedule III (including the authorized but unissued 4,726,735 Series C-1 Preferred Shares).

(c)    Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Preferred Shares, (ii) the preemptive rights, the rights of first refusal, or any other preferred rights provided in the Third Amended and Restated Shareholders Agreement by and among the Company, the Founders, the Founders Holdco, and other parties thereto, as amended from time to time (the “Existing SHA”), the Fifth Amended and Restated Memorandum and Articles of Association of the Company (the “Restated Articles”, the form of which is set forth in Exhibit A hereof) and the Fourth Amended and Restated Shareholders Agreement by and among the Company, the Founders, the Founders Holdco, and other parties thereto (as amended) (the “Shareholders Agreement”, the form of which is set forth in Exhibit B hereof); (iii) the stock options that have been granted to the employees and the management team, as set forth in Schedule III hereof; (iv) the exercise by Warrant Holder of Tranche II of Series B Warrant in the event that the Company fails to submit a draft registration statement to an internationally recognized securities exchange or a securities regulatory governmental authority for a Qualified Public Offering by July 31, 2019; (v) an additional issuance of Series C Preferred Shares upon the full or partial exercise of the Tranche II of Series B Warrant in accordance with the Existing SHA; and (vi) the conversion option attaching to a convertible note granted to GENEXINE, INC. (“GENEXINE”) pursuant to the GENEXINE Loan Agreement, there are no options, warrants, conversion privileges, share plan, share purchase or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any equity interest or registered share capital of any Group Company. As of the Initial Closing, written confirmations issued by the Warrant Holders, have been delivered to the Investors, stating that: (i) only when the Company fails to submit a draft registration statement to an internationally recognized securities exchange or a securities regulatory governmental authority for a Qualified Public Offering by July 31, 2019, can the Warrant Holders exercise Tranche II of Series B Warrant on a pro rata basis; (ii) otherwise, the Warrant Holders shall unconditionally and irrevocably waive and cancel Tranche II of Series B Warrant; and (iii) the Tranche II of Series B Warrant may only be concurrently exercised by all the Warrant Holders in one lump. In no event there shall be an exercise by any Warrant Holder of Tranche II of Series B Warrant by installments. Except as set out in this Section 4.2(c), no shares of any Group Company’s issued and outstanding share capital, registered share capital, or shares issuable upon exercise or exchange of any issued and outstanding options or other shares issuable by any Group Company, are subject to any encumbrance, preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of such Group Company or any other person). All the options and warrants as stated above have been duly issued without any potential dispute. All presently outstanding equity securities of each Group Company were duly and validly issued in compliance with all applicable Laws, preemptive rights of any person, and applicable contracts (if any), fully paid and non-assessable.

4.3.    Subsidiaries. Except for the HK Company, the PRC Subsidiary, the US Subsidiary, I-Mab Biopharma (天境生物科技（上海）有限公司) (“I-Mab Shanghai”), Shanghai Tianyunjian Bio-Tech Co., Ltd. (上海天韵健生物技术有限公司), Chengdu Tasgen Bio-Tech Co., Ltd. (成都天视珍生物技术有限公司) and I-Mab Biopharma Australia Pty Ltd, the Company does not have any subsidiary or own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity and does not maintain any offices or branches. None of the Founders or the Founders Holdco presently owns or controls, directly or indirectly, any interest in any corporation, partnership, trust, joint venture, association, or any other entity other than a Group Company except those that have been disclosed to the Investors in writing.

4.4.    Authorization. All corporate actions on the part of each Group Company, its officers, board directors and shareholders/stockholders necessary for the authorization, execution and delivery of this Agreement and the Shareholders Agreement, as well as any other agreements to which it is a party and the execution of which is contemplated hereunder and thereunder (the “Ancillary Agreements”, together with this Agreement, collectively, the “Transaction Documents”), and the performance of all obligations of such Group Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series C-1 Preferred Shares have been taken or will be taken prior to the Initial Closing. Each Transaction Document, when executed and delivered, constitutes the valid and legally binding obligation of each of the Group Companies, the Founders Holdco and the Founders, enforceable against such Group Company, the Founders Holdco and the Founders to the extent it is a party thereto, in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.5.    Valid Issuance of Series C-1 Preferred Shares.

(a)    The Series C-1 Preferred Shares, when sold, allotted and issued in accordance with the terms of this Agreement, and registered on the register of members of the Company will be duly and validly issued, fully paid and non-assessable. The Ordinary Shares issuable upon conversion of the Series C-1 Preferred Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and non-assessable.

(b)    Immediately prior to the Initial Closing, the then outstanding share capital of the Company will have been duly and validly issued, fully paid and non-assessable, and such share capital, and all outstanding shares, options and other securities of the Company will have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the Securities Act of 1933 of the United States, as amended from time to time (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations.

4.6.    Compliance with Laws; Consents and Permits. Except as disclosed in the Disclosure Schedule, none of the Group Companies has conducted any activity in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each of the Group Companies, the Founders Holdco and the Founders in connection with the consummation of the transactions contemplated under the Transaction Documents shall have been obtained or made prior to and be effective as of the Initial Closing. Each Group Company has all material approvals, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on its business or properties.

4.7.    Compliance with Other Instruments and Agreements. No Group Company is in, nor shall the conduct of its business as currently or proposed to be conducted result in, any violation, breach or default of any term of its constitutional documents which may include, as applicable, memorandum and articles of association, by-laws, joint venture contracts, feasibility studies and the like (the “Constitutional Documents”), and none of the Group Companies is in any material respect in breach of any term or provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it may be bound (“Other Instruments”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon such Group Company. The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated thereunder will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Constitutional Documents or any Other Instruments, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

4.8.    Liabilities. Except as disclosed in the Disclosure Schedule, the Group Companies do not have any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which any Group Company has otherwise become directly or indirectly liable.

4.9.    Status of Proprietary Assets.

(a)    For purposes of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of the Group Companies, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

(b)    Each Group Company (i) has independently developed and owns free and clear of all material claims, security interests, liens or other encumbrances, or (ii) has a valid right or license (including sub-license), which has not been terminated or revoked to use, all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and proposed to be conducted, without any conflict with or infringement of the rights of others. To the best Knowledge of the Warrantors, the Proprietary Assets developed or used in the business of the Group Companies are not subject to any proceeding, government order or settlement agreement that (1) restricts in any manner its use or licensing thereof, or the making, using, sale or offering of sale of any Group Company’s products or services, by any Group Company; or (2) may affect the validity or enforceability of such Proprietary Assets.

(c)    Except as disclosed in the Disclosure Schedule, the Group Companies have completed the relevant procedures concerning the technology import for the licensed technologies (if required).

(d)    Neither the execution nor delivery of the Transaction Documents, the conduct of the business of any Group Company (as currently carried out or as proposed), nor, to the best Knowledge of the Warrantors, the carrying on of the business of any Group Company by its employees, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which such Group Company or any of such employees is now obligated. The status of cancellation registration in respect of 南京三境生物科技有限公司 (Nanjing Sanjing Bio-tech Co., Ltd) (“Nanjing Sanjing”) with the relevant industry and business administration authorities does not adversely affect, and could not reasonably be expected to adversely affect, the operation of or business (as presently conducted and proposed to be conducted) of any Group Company.

(e)    [Reserved].

(f)    To the best knowledge of the Warrantors, no Group Company has received any written communications alleging that it has violated or, by conducting its business now conducted or as proposed to be conducted, would violate any Proprietary Assets of any other person or entity.

(g)    To the best Knowledge of the Warrantors, none of the current and former officers, employees and consultants of any Group Company (at the time of their employment or engagement by a Group Company) (i) has violated, or is accused or alleged to have violated, any Proprietary Assets of any other person or entity; nor (ii) has been or is obligated under any agreement (including licenses, covenants or commitments of any nature) or other arrangement or undertaking of any kind, or subject to any judgment, decree or order of any court or administrative agency or any rights of third parties, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the Principal Business or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. To the best Knowledge of the Warrantors, it will not be necessary to utilize any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. Exhibit C lists all “Key Employees” of the Company.

(h)    Except as disclosed in the Disclosure Schedule, no government funding, facilities of any educational institution or research center, or funding from third parties (except the equity financing of the Company and the debt financing duly approved by the shareholders of the Company, if applicable) has been used in the development of any Proprietary Assets of any Group Company.

(i)    No disputes on the confidentiality, non-competition or Proprietary Assets between the Founder and his prior employers has occurred or is occurring.

(j)    No Group Company has any outstanding liabilities or claims for payments due and payable owing to any third party licensor or sub-licensor under the arrangements of the Group Companies with respect to licensing of Proprietary Assets.

4.10.    Litigation. There is no action, suit, proceeding or investigation pending or, to the best Knowledge of the Warrantors, currently threatened against any Group Company, the Founders Holdco or the Founder that questions the validity of the Transaction Documents, the right of such Group Company, the Founders Holdco or the Founder to enter into the Transaction Documents, or to consummate the transactions contemplated thereunder, or that might result, either individually or in the aggregate, in any material adverse change in the assets, conditions, affairs or prospects of the Group Companies, financially or otherwise, nor is any Group Company, the Founders Holdco or the Founder aware that there is any basis for the foregoing. None of the Group Companies is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by any Group Company currently pending or that any Group Company intends to initiate.

4.11.    Financial Statements. The draft consolidated financial accounts of the Group Companies ended as of December 31, 2018 (together with any notes thereto are hereinafter referred to as the “Financial Statements” and December 31, 2018, the “Financial Statements Date”) attached hereto as Exhibit E are (a) in accordance with the books and records of the applicable Group Company, (b) true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with the Generally Accepted Accounting Principles of the United States of America (the “U.S. GAAP”) applied on a consistent basis, except as to the unaudited consolidated financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the U.S. GAAP. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been depleted, sold or transferred in the ordinary course of business since their respective dates. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

4.12.    Activities since the Financial Statements Date. Since the Financial Statements Date, with respect to each Group Company, there has not been:

(a)    any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)    any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)    any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Company (as presently conducted);

(d)    any waiver by the Group Company of a valuable right or of a material debt;

(e)    any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not have a Material Adverse Effect;

(f)    any material change or amendment to a material contract or arrangement by which the Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)    any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or board director of the Group Company;

(h)    any sale, assignment or transfer of any Proprietary Assets of the Group Company or other material intangible assets of the Group Company;

(i)    any resignation or termination of any Senior Management of the Group Company or any board director of the Group Company (save as disclosed in the Disclosure Schedule);

(j)    any mortgage, pledge, transfer of a security interest in, or lien created by the Group Company, with respect to any of the Group Company’s properties or assets, except liens for taxes not yet due or payable;

(k)    any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company in excess of RMB15,000,000 in the aggregate;

(l)    any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(m)    any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(n)    any transactions of any kind with any of its Senior Management, board directors, or any members of their respective immediate families, or any entity controlled by any of such individuals;

(o)    any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p)    any agreement or commitment by the Group Company to do any of the things described in this Section 4.12.

4.13.    Disclosure. The Warrantors have fully provided the Investors with all the information, to the Warrantors’ Knowledge, that the Investors have reasonably requested for deciding whether such Investors shall purchase the Series C-1 Preferred Shares and all the information that the Warrantors believe is reasonably necessary to enable the Investors to make such decision. No representation or warranty by any Warrantor in this Agreement and no information or materials provided by the Warrantors to the Investors in connection with their due diligence investigation of the Warrantors or the negotiation and execution of the Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.14.    Tax Matters. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. None of the Group Companies is subject to any waivers of applicable statutes of limitations with respect to taxes for any year.

4.15.    Interested Party Transactions. No Founder, Founders Holdco or Senior Management of any Group Company or board director of any Group Company or any “Affiliate” of the Founder or such Group Company has any agreement, understanding, proposed transaction with, or is indebted to, the Group Companies, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Founder or Founders Holdco has any direct or indirect ownership interest in any firm or corporation with which the Group Companies are affiliated or with which the Group Companies have a business relationship, or any firm or corporation that competes with the Group Companies, except that the Founders may own, directly or indirectly, no more than 5% of the shares in publicly traded companies that may compete with the Group Companies which have been disclosed to the Investors in Disclosure Schedule. No Founder, Founders Holdco or Senior Management of any Group Company or board director of any Group Company or any Affiliate of the Founder or such Group Company has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Group Companies any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

4.16.    Obligations of Management.

(a)    Each Founder is currently devoting one hundred percent (100%) of his/her working time to the conduct of the business of the Group Companies. None of the Founders and Key Employees is planning to work less than full time at the Group Companies in the future.

(b)    None of the Founders or, to the best Knowledge of the Warrantors, the employees of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement (including any confidentiality, non-competition or non-solicitation agreement or the similar agreement in nature entered into with the former employer of such employee), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Group Companies’ business by the employees of the Group Companies, nor the conduct of the business as now conducted and as presently proposed to be conducted, will, to the Warrantors’ best Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which the Founder or employee is now obligated. None of the Founders or, to the best Knowledge of the Warrantors, the employees of any Group Company, Affiliates of the Founder or Affiliates of employee of any Group Company own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business (other than through the Group Companies), whether in corporate, proprietorship or partnership form or otherwise, that is related to the Principal Business or otherwise competes with any of the Group Companies.

4.17.    Employee Matters.

(a)

Each Group Company has complied in all material aspects with all applicable employment and labor laws including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

(b)	As of the Initial Closing,

(i)    each of the Senior Management of each Group Company has entered into an employment agreement, a non-compete and non-solicitation agreement, a confidentiality agreement and an invention assignment agreement with the applicable Group Company;

(ii)    each of the employees and consultants who primarily engage in the discovery, research and development, biologics, chemistry, manufacturing and controls (CMC) and process development activities or the business development of each Group Company (other than those referred in (i) above) has entered into an employment or engagement agreement (as the case may be), a confidentiality agreement and an invention assignment agreement with the applicable Group Company; and

(iii)    each of the employees and consultants of each Group Company (other than those referred in (i) or (ii) above) has entered into an agreement or agreements with regard to employment or engagement (as the case may be) and confidentiality with the applicable Group Company.

4.18.    Title to Properties and Assets. Each Group Company has good title to all respective properties and assets reflected on the Financial Statements, in each case such property and assets are subject to no lien. Except as disclosed in the Disclosure Schedule, with respect to the property and assets it leases, each Group Company is in compliance with such leases and holds valid leasehold interests in such assets free of any liens.

4.19.    No Other Business. The Company was formed solely to acquire and hold an equity interest in its subsidiaries and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of its business of acquiring and holding its equity interest in its subsidiaries. None of the other Group Companies engages in any business other than the Principal Business.

4.20.    FCPA. Each Group Company and their respective board directors, officers, employees, agents and other persons acting on their behalf (collectively, “Representatives”) are and have been in compliance with the Foreign Corrupt Practices Act of the United States of America (“FCPA”), as amended, or any other applicable anti-bribery or anti-corruption law in the jurisdiction other than the United States of America (collectively, the “Compliance Laws”). None of the Group Companies or their Representatives have promised, authorized or made any payment to, or otherwise contributed any item of value to, directly or indirectly, any non-U.S. Public Official, in each case, which are to the best Knowledge of the Company in violation of the Compliance Laws. For the purpose of this Section 4.20, “Public Official” means (a) any employee or official of any governmental authority, including any employee or official of any entity owned or controlled by a governmental authority, (b) any employee or official of a political party, (c) any candidate for political office or his employee, (d) any employee or official of an international organization, or (e) any person who acts in an official capacity for or on behalf of any of the foregoing.

4.21.    ESOP. Prior to or at the Initial Closing, the Company has duly adopted, an amended and restated 2018 equity incentive plan (“2018 ESOP Plan”), whereby (i) at least 13,550,805 Ordinary Shares shall remain to be reserved for issuance pursuant to the 2018 ESOP Plan; and (ii) if the Company successfully list on an internationally recognized securities exchange for a Qualified Public Offering by December 31, 2019, an additional 1,446,875 Ordinary Shares shall be reserved for issuance under its 2018 ESOP Plan.

4.22.    Development of Core Products. The Development of Core Products (as defined in Section 5.2) by the Group Companies has not been terminated or suspended. To the Warrantor’s best Knowledge, no event has occurred and no circumstance exists that (i) has adversely affected, or could reasonably be expected to adversely affect, the Development of the Core Products or the obtaining of any requisite regulatory approvals for the Core Products, or (ii) will or may result in the termination or suspension of the Development of the Core Products. None of the Group Companies nor Warrantors has received any notice from any relevant governmental authority advising it that any requisite regulatory approval for the Core Products will not be or may not be granted.

4.23.    Leading Underwriter. Unless otherwise agreed by the Leading Investor, Morgan Stanley shall act as the managing underwriter for the Company’s Qualified Public Offering. To the Warrantor’s best Knowledge, no event has occurred and no circumstance exists that has caused, or could reasonably be expected to cause, Morgan Stanley to cease to act as such managing underwriter.

SECTION 5 COVENANTS

5.1.    Use of Proceeds. The proceeds received from the sale and issuance of the Series C-1 Preferred Shares hereunder shall be used by the Company for the new and existing clinical programs, establishment of manufacturing facility and general working capital needs of the Group Companies and other purposes in accordance with the budget plans of the Company as approved by the board of directors of the Company. Without the prior written consent of the Leading Investor, no proceeds received by the Company shall be used in the payment of any debts—other than debts deriving from the operation of any Group Company, the Founders Holdco, the Founders, or any of their Affiliates, in each case in the ordinary course and for the purpose of the Principal Business of the Group Companies—or to repurchase, redeem or cancel any securities, or to make any payment to any shareholders, board directors or officers of any Group Company or any of their Affiliates other than the payment to the employees of the Group Companies under their employment agreements in the ordinary course of business.

5.2.    Business of the Group Companies. The Group Companies shall, and the Founders shall cause the Group Companies to, restrict their business to the Principal Business. During the term of this Agreement, unless otherwise approved by holders of two-thirds (2/3) of the issued and outstanding Preferred Shares (voting together as a single class and calculated on an as-converted basis) and holders of at least four-fifths (4/5) of the issued and outstanding Series C Preferred Shares and Series C-1 Preferred Shares (voting together as a single class and calculated on an as-converted basis), the Company shall endeavor to develop the Core Products, including, without limitation, (i) development of the applicable active drug substance(s), (ii) toxicology, pre-clinical and clinical drug development activities, (iii) clinical trials, (iv) assay/test method development, validation and stability testing, (v) formulation development, (vi) manufacture of pre-clinical, clinical and commercial supplies, and manufacturing process development, scale-up and validation, (vii) quality assurance/quality control, statistical analysis, and regulatory affairs (including without limitation the preparation, submission and maintenance of all INDs and NDAs for the Products), and (viii) to have any of the activities described in (i)-(vii) performed (“Development”). “Core Products” shall mean the products as listed in Exhibit D.

For the purposes of this Agreement, “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a regulatory authority in conformance with the requirements of such regulatory authority; “NDA” means a New Drug Application or Supplemental New Drug Application filed with the FDA (including amendments and supplements thereto) to obtain regulatory approval in the U.S., or any corresponding applications or submissions filed with the relevant regulatory authorities to obtain regulatory approvals in the European Union, the People’s Republic of China, Japan or any other country or region. If at any time the Group Companies terminate Development of any Core Product, the Company shall immediately notify Investors in writing.

5.3.    Compliance. The Group Companies shall, and each Warrantor shall cause the Group Companies to, conduct their respective business in compliance in all material respects with all applicable laws, including but not limited to all applicable laws regulating the Principal Business issued or to be issued from time to time and all applicable employment and labor laws, and the Constitutional Documents, duly and timely file (giving effect to any permitted extensions) all tax returns or reports required to be filed with taxing authorities and pay all taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting the same in good faith and adequate provision has been made therefore), GCP, GLP and cGMP, as well as all applicable data protection and privacy laws, rules and regulations, including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive. The Group Companies shall, and each Warrantor shall cause the Group Companies to obtain, make and maintain in effect, all consents from the relevant governmental authority or other entity required in respect of the due and proper establishment and operations of each Group Company, especially the carrying out of the Principal Business, in accordance with applicable laws.

For the purpose of this Agreement, (a) “GCP” means, as applicable, (i) the then-current standards, practices and procedures promulgated or endorsed by the FDA for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials, including the requirements set forth in 21 C.F.R. Parts 11, 50, 54, 56, 312, and 314 and including any related regulatory requirements imposed by the FDA, and (ii) any comparable regulatory standards, practices and procedures in jurisdictions outside of the U.S., in each case as they may be updated from time to time, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected; (b) “GLP” means, as applicable, (i) the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (ii) any comparable regulatory standards in jurisdictions outside the U.S., in each case as they may be updated from time to time; (c) “cGMP” means, as applicable, (i) the then-current good manufacturing practices required by the FDA, as defined in 21 C.F.R. Parts 210 and 211 and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and (ii) any comparable laws or regulations applicable to the manufacture (including testing) of pharmaceutical materials in jurisdictions outside the U.S., in each case as they may be updated from time to time.

5.4.    Qualifications of Suppliers. The Company shall and shall cause the Group Companies to, implement the Company’s supplier management system and enter into transactions with suppliers that have the requisite qualifications and licenses, if applicable.

5.5.    Clinical Operations. The Company shall, and shall cause the Group Companies to, implement policies and standard operating procedures for the management, collection, use, transfer and disposal of research data, clinical data and other data protection requirements. The Company shall, and shall cause the Group Companies to implement internal policies to ensure that for any Protected Health Information (“PHI”), as defined by HIPAA (or similar law outside the United States, as applicable), the Group Companies shall obtain or cause to be obtained (prior to accessing PHI or providing such PHI access) from each such subject an authorization in compliance with HIPAA (or similar law outside the United States, as applicable) sufficient for access, license and use of such information, or, to the extent applicable, waiver of authorization from an institutional review board or privacy board.

5.6.    Composition of the Board of each Group Company. At the request of the Leading Investor, the board of directors of each Group Company shall be so constituted such that it shall have the same number of board directors and observer(s) as the Company.

5.7.    Employment Agreement, Confidentiality and Invention Assignment Agreement and Non-Compete and Non-Solicitation Agreement. The Warrantors shall cause each of the Key Employees and future key employees of each Group Company to enter into an employment agreement, a confidentiality and invention assignment agreement, and a non-compete and non-solicitation agreement in form and substance satisfactory to the Leading Investor with any of the Group Companies.

5.8.    Obligations of Management; Non-Competition. (a) Each Founder covenants that he/she will devote his/her full time and attention to the business of the Group Companies and will use his/her best efforts to develop the business and interests of the Group Companies. (b) Notwithstanding the other provisions, each Founder covenants that he/she shall bear the liability for the violation of any employment agreement, confidentiality and invention agreement and non-compete and non-solicitation agreement or other similar agreements in substance entered into with his/her former employer and any other person or entity at his/her own expense. Each Founder covenants that he/she shall indemnify the Group Companies for any losses arising from the breach of the aforesaid agreements in this Section 5.8(b). (c) Without the prior written consents of the Leading Investor, each of the Founders and Key Employees is currently not, will not, and will cause his/her Affiliate not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the Principal Business or otherwise competes with any of the Group Companies, other than holding no more than 5% public trading shares of listed companies. Notwithstanding the foregoing (a), (b), and (c), where the Leading Investor gives written consents stating that the Founder may undertake a course of action contrary to (a), (b), or (c), such course of action shall be allowed.

5.9.    Anti-corruption. The Company covenants that it shall not, and shall not permit any of its subsidiaries or Affiliates or any of its or their respective board directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. Public Official, in each case, which are to the best Knowledge of the Company in violation of the Foreign Corrupt Practices Act of the United States of America (“FCPA”), as amended, or any other applicable anti-bribery or anti-corruption law in the jurisdiction other than the United States of America. The Company further represents that it shall, and shall cause each of its subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective board directors, officers, managers, employees, independent contractors, representatives or agents, which are to the best Knowledge of the Company, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems), which are, to the best Knowledge of the Company, necessary to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

5.10.    Tax Indemnity. The Company and Investors shall (i) bear the cost of respective stamp duty, transfer and/or capital gains taxes and other taxes and duties, if applicable, that are legally required to be paid as a result of the transactions contemplated by this Agreement, and (ii) shall comply with all tax reporting and payment obligations in connection with the sale of Series C-1 Preferred Shares as required by all applicable Laws.

5.11.    Use of Investors’ Name or Logo. Without the prior written consent of the Investors, and whether or not such Investors are then the shareholders of the Company, the Company shall procure that none of the Group Companies and their shareholders (excluding the Investors), nor the Founders, shall use, publish or reproduce the names of the Investors or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes, except for the fact of the equity investments and shareholding in the Group Companies by the Investors (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the term of this Agreement or any of the Transaction Agreements) or otherwise required by the applicable laws and regulations. In the event that any Group Company or its shareholder(s) (excluding the Investors) or the Founder is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to use, publish or reproduce the names of any Investor or such similar names, trademarks or logos in contravention of the provisions of this Section 5.11, such party (the “Logo Disclosing Party”) shall provide the Investors with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the Investors) a protective order, confidential treatment or other appropriate remedy. In such event, the Logo Disclosing Party shall use, publish or reproduce only that portion of the information which is legally required and shall exercise reasonable efforts to refrain from using, publishing or reproducing such information to the extent reasonably requested by any Investor.

5.12.    Intellectual Property Protection. The Company shall, and shall cause the Group Companies to, establish and maintain appropriate intellectual property inspection systems to protect the intellectual property of the Group Companies. The Group Companies shall, and the Warrantor shall cause the Group Companies to, make best efforts to fully comply with the laws and regulations in respect of the protection of the intellectual property and refrain from interfering with the intellectual property rights of others.

5.13.    No Third Party Rights. Unless otherwise approved by holders of at least two-thirds (2/3) of the issued and outstanding Preferred Shares (voting together as a single class and calculated on an as-converted basis) and holders of at least four-fifths (4/5) of the issued and outstanding Series C Preferred Shares and Series C-1 Preferred Shares (voting together as a single class and calculated on an as-converted basis) (i) the Company shall retain all rights in and control all regulatory matters related to the Development of Core Products, including, without limitation, taking full responsibility for preparing and filing the relevant applications with the regulatory authorities for pre-clinical and clinical studies and for regulatory approval; and (ii) the Company shall retain all rights in and control all aspects of commercialization of Products and the manufacturing and supply of Core Products.

5.14.    Regulatory Affairs. Following the Initial Closing, at the request of any Investor, the Company shall, and shall cause the Group Companies to, endeavor to make available to such requesting Investor the summary of such information relating to the submissions, responses and any other correspondence in connection with IND and NDA applications, including without limitation, any application the regulatory approval pertaining to the Core Products is rejected by any regulatory authority, or the regulatory approval of the Core Products is revoked or it is finally determined by the regulatory authority that any Core Product presents a threat to public health, safety or welfare.

5.15.    Additional Covenants of Warrantors. Except as contemplated by this Agreement, no resolution of the board directors, owners, members, partners or shareholders of any Group Company shall be passed, nor shall any contract or commitment, in each case including without limitation, those relating to any type of equity or debt financing of the Group Company, be entered into, in each case, at any time after the date hereof and prior to the Initial Closing without the prior written consent of the Leading Investor. If at any time after the date hereof and before the Initial Closing, any Warrantor comes to know of any material fact or event which (i) is in any way materially inconsistent with any of the representations and warranties given by any Warrantor, and/or (ii) suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or (iii) might affect the willingness of the Investors to purchase the Series C-1 Preferred Shares, such Warrantor shall give immediate written notice thereof to the Investors in which event any Investor may terminate this Agreement (with respect to such Investor only) by written notice without any penalty or future obligations whatsoever; provided, however, nothing herein shall relieve any party from liability for any breach of this Agreement.

5.16.    Trainings and Internal Control Compliance. The Company shall, and shall cause the Group Companies to, as soon as practical after the Initial Closing, formulate and maintain a policy governing the internal control systems of the Group Companies and to conduct intellectual property training and internal control compliance training for their employees.

5.17.    Standard Operating Agreements with the CRO and CMO Suppliers. The Company shall, as soon as practical after the Initial Closing, develop standard operating agreements and/or clinical trial agreements to be entered into by the relevant Group Company with their contract research, contract manufacturing and other research and development suppliers, and the relevant Group Company shall use their best efforts to include in such agreements that (a) no such supplier shall have any unilateral unconditional right or any unilateral right upon notice to terminate the clinical trial agreements between such suppliers and the Group Companies; and (b) the terms and conditions as necessary (including terms setting out the requirements under GCP, if applicable) in the interest of the Group Companies.

5.18.    Audited Financial Statements. The Company shall, as soon as practical after the Initial Closing but not later than December 31, 2019, provide the Investors with the audited consolidated financial statements of the Company and its subsidiaries ended as of December 31, 2018 (the “Audited Accounts”). The Audited Accounts shall be materially consistent with, and shall not contain any material changes or differences (in terms of the financial condition of the Group and the results of the operations of the Group) from the Financial Statements.

5.19.    [Filing. After Initial Closing, each of the Warrantors shall procure that the cancellation registration in respect of Nanjing Sanjing with the relevant industry and business administration authorities be duly completed.]

SECTION 6

CONDITIONS TO INVESTOR’S OBLIGATIONS AT CLOSINGS

The obligation of each Investor (except Tigermed) to purchase the Series C-1 Preferred Shares in relation to the transaction contemplated hereby at the Initial Closing is subject to the fulfillment, or waiver by the Investor, of the following conditions:

6.1.    Representations and Warranties True and Correct. The representations and warranties of the Warrantors contained in Section 4 hereof shall be true and correct and complete when made on and as of the date hereof and as of the Initial Closing Date with the same force and effect as if they had been made on and as of the Initial Closing Date, subject to changes contemplated by this Agreement, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.

6.2.    Performance of Obligations. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing, and shall have obtained all approvals (including but not limited to the board resolution and shareholder resolution, if applicable, to approve the Transaction Documents and the transaction thereunder, as well as authorize Shares for Series C-1 Additional Issuance), consents, waivers and qualifications necessary to complete the transactions contemplated hereby.

6.3.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed, executed and/or delivered by the relevant Group Companies shall be satisfactory in substance and form to the Leading Investor, and all the Investors shall have received (i) a copy of the resolutions of each of the relevant Group Companies’ board of directors and shareholders, authorizing the execution and delivery of, and the performance of, and compliance with the Transaction Documents to which such Group Company is a party, and the transactions contemplated thereunder and (ii) all such counterpart originals or certified or other copies of such documents as any Investor may reasonably request.

6.4.    Approvals, Consents and Waivers. Each Group Company and the Investors shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Series C-1 Preferred Shares at the Initial Closing in form and substance satisfactory to the Leading Investor. The Company shall have provided to the Investors copies of all such approvals, consents and waivers (except for such approvals, consents and waivers obtained by the Investors).

6.5.    Compliance Certificate. At the Initial Closing, the Warrantors shall deliver to each Investor the compliance certificate, executed and delivered by each of the Warrantors and dated as of the Initial Closing Date, certifying that the conditions specified in Section 6 have been fulfilled and stating that there shall have been no Material Adverse Effect to the business, affairs, prospects, operations, properties, assets or condition of each Group Company, if applicable, since the Financial Statement Date.

6.6.    Board Observer. The observer of (i) the Board or (ii) (if requested by the Leading Investor) any other Group Company nominated by the Leading Investor (the “Observer”) shall have been appointed to the Board and such other Group Companies (if applicable), effective as of the Initial Closing. The Company shall have delivered to the Leading Investor a copy of such board resolution appointing the Observer.

6.7.    Shareholders Agreement. The Company shall have delivered to each Investor a copy of the Shareholders Agreement in the form attached hereto as Exhibit B, duly executed by the Company and all other parties thereto (except for the Investors).

6.8.    Approval of Investment. The investment committee of the Investors (if any) shall have approved the purchase of the Series C-1 Preferred Shares contemplated hereunder.

6.9.    Restated Articles. The Company’s memorandum and articles of association shall have been amended and restated by all necessary action of the Board and shareholders to read as set forth in the Restated Articles attached hereto as Exhibit A. The Restated Articles shall be duly submitted for filing with the Registrar of Companies of the Cayman Islands prior to or at the Initial Closing as evidenced by an email confirmation from the registered office provider of the Company.

6.10.    No Material Adverse Effect. There shall not have occurred prior to the Initial Closing any event or transaction reasonably likely to have a Material Adverse Effect or above taken as a whole, or on the ability of the Warrantors to consummate the transactions contemplated in this Agreement.

6.11.    Confirmation from Warrant Holders. Written confirmations issued by the Warrant Holders, have been delivered to the Investors, stating that: (i) the Warrant Holders may exercise Tranche II of Series B Warrant on a pro rata basis if and only if the Company fails to submit a draft registration statement to an internationally recognized securities exchange for a Qualified Public Offering by July 31, 2019; (ii) otherwise, the Warrant Holders shall unconditionally and irrevocably waive and cancel Tranche II of Series B Warrant; and (iii) the Tranche II of Series B Warrant may only be concurrently exercised by all the Warrant Holders in one lump.

6.12.    Managing Underwriter’s Internal Approval. The relevant investment committee of Morgan Stanley has approved such underwriter’s participation in the Company’s submission of a draft registration statement to an internationally recognized securities exchange or a securities regulatory governmental authority for a Qualified Public Offering.

SECTION 6A

CONDITION TO TIGERMED’S OBLIGATIONS AT TIGERMED CLOSING

The obligation of Tigermed to purchase the Series C-1 Preferred Shares in relation to the transaction contemplated hereby at the Tigermed Closing is subject to the fulfillment, or waiver by Tigermed, of the condition that the Initial Closing shall have occurred.

SECTION 7

CONDITIONS TO COMPANY’S OBLIGATIONS AT CLOSINGS

The obligations of the Company under this Agreement are subject to the fulfillment, or waiver by the Company, at or before the applicable Closing of the following conditions:

7.1.    Representations and Warranties True and Correct. The representations and warranties made by the Investors in Section 3 hereof shall be true and correct and complete on and as of the date hereof and the applicable Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

7.2.    Performance of Obligations. The Investors shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the applicable Closing.

7.3.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed by the Investors shall have been obtained prior to the applicable Closing.

7.4.    Transaction Documents. Each Investor shall have delivered to the Company a copy of the Transaction Documents to which it is a party, duly executed by the Investor.

SECTION 8

MISCELLANEOUS

8.1.    No-Shop. The Warrantors agree that, from the date hereof and until the Initial Closing (the “Exclusivity Period”), unless with the prior written consent of the Leading Investor or the Initial Closing would be reasonably foreseen to be prevented from occurring due to reason of the Investors, none of the Warrantors shall, directly or indirectly, take any action to solicit, encourage others to solicit, encourage or accept any offers for the purchase or acquisition of any capital stock of any Group Company, or of all or any substantial part of the assets of any Group Company, any debt financing, or proposals for any merger or consolidation involving any Group Company, nor shall negotiate with or enter into any agreement or understanding with any other person with respect to any such transaction. Subject to the provisions herein, during the Exclusivity Period, the Company shall promptly advise the Leading Investor in writing, and discuss with the Leading Investor the impact on any Group Company, of any merger or acquisition by or involving such Group Company (including its Affiliates), any change of its existing shareholding structure, any transaction not in the ordinary course of business (including but not limited to financing arrangement) or any agreement or proposal regarding the same.

8.2.    Indemnification.

Each Warrantor (except any Founder) hereby agrees to jointly and severally indemnify and hold harmless the Investor, and the Investor’s Affiliates, board directors, officers, agents and assigns, from and against any and all indemnifiable losses suffered by the Investor, or the Investor’s Affiliates, board directors, officers, agents and assigns, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in, or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement or any of the other Transaction Documents. The rights contained in this Section 8.2 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. This Section 8.2 shall survive any termination of this Agreement.

For the avoidance of doubt, each party hereto hereby agrees and covenants that (a) it will not challenge or raise a defense to any claim against such party or the exercise of any right or remedy against such party (whether under this Section 8.2 or any other provision of this Agreement or any other Transaction Document) on the grounds that such claim, right or remedy is not enforceable or permitted by applicable laws, and (b) it will do all such things and undertake all such actions, including without limitation any applications to and registrations with the governmental authorities and any other protective measures reasonably requested by other parties hereto, to ensure that the agreement of the parties with respect to liability of such party under the Transaction Documents is given full force and effect.

Notwithstanding the foregoing and anything contained in the Disclosure Schedule or the Transaction Documents, each Warrantor (except any Founder) shall, jointly and severally, indemnify the Investors, the Investors’ Affiliates, board directors, officers, agents and assigns against any damages incurred or suffered as a result of or arising out of any Group Company’s default or breach of any contract concerning the license of intellectual property, failure to obtain valid and subsisting rights to use the third-party intellectual property necessary for the purpose of carrying out the Principal Business.

8.3.    [Reserved.]

8.4.    Termination. This Agreement may be terminated at any time prior to Initial Closing by the written mutual agreement by all the Parties hereto. If the Initial Closing does not occur within 60 days after the signing of this Agreement, this Agreement may be terminated by either the Warrantors or any of the Investors (with respect to such Investor only). If prior to the Initial Closing there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of any Investor or the Company, respectively, and such breach, if curable, has not been cured within thirty (30) days of such notice, this Agreement may be terminated by either the Company, on the one hand, or such Investor, on the other hand, with respect to such Investor only, by written notice to the other.

8.5.    Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the Closings of the transactions contemplated hereby.

8.6.    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Warrantors without the written consent of the Investors. Notwithstanding the foregoing, each Investor has the right to assign its rights or obligations hereunder, including but not limited to the rights to purchase the Series C-1 Preferred Shares to a bona fide third party, provided that such Investor shall give the Company a notice in writing simultaneously with or prior to such assignment.

8.7.    Entire Agreement. The Transaction Documents, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; and supersede all other agreements between and among any of the Parties with regard to the subjects hereof and thereof. Upon execution of this Agreement, the certain term sheets entered into prior to the date hereof, among the Company, the Founder, the Founders Holdco, and respectively with each Investor shall automatically terminate.

8.8.    Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule IV hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule IV; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule IV with next- business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.8 by giving, the other party written notice of the new address in the manner set forth above.

8.9.    Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all parties hereto.

8.10.    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such former party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring.

8.11.    Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to sections and exhibits herein are to sections and exhibits of this Agreement.

8.12.     Counterparts. This Agreement may be executed and delivered by facsimile, telecopy, portable document format (“pdf”) (or other electronically transmitted) signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.13.    Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.14.    Confidentiality and Non-Disclosure.

(a)    Disclosure of Terms. The terms and conditions of the Transaction Documents and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

(b)    Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investor, employees, investment bankers, lenders, partners, accountants, attorneys and Affiliates to the extent reasonably required, in each case only where such persons or entities are under appropriate nondisclosure obligations.

(c)    Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any Transaction Document or any of the exhibits and schedules attached hereto or thereto, or any of the Financing Terms hereof in contravention of the provisions of this Section 8.14, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(d)    Other Information. The provisions of this Section 8.14 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

8.15.    Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.16.    Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong S.A.R. of the People’s Republic of China (“Hong Kong”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than Hong Kong to the rights and duties of the parties hereunder.

8.17.    Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days of the commencement of such negotiations, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect at the time of the arbitration, which rules are deemed to be incorporated by reference in this Section 8.17. The arbitration tribunal shall consist of one (1) arbitrator to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

8.18.    Costs. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses relating to the transaction contemplated in this Agreement. Subject to closing of subscription of the Series C-1 Preferred Shares by the Leading Investor contemplated by this Agreement, the Company shall promptly reimburse the Leading Investor for its costs and expenses for engaging legal counsels and professional advisors in connection with the transaction contemplated in this Agreement upon the provision of relevant invoices issued by the Leading Investor’s legal counsels and professional advisors, provided that, the total amount reimbursed by the Company to the Leading Investor shall not exceed an aggregate amount of US$156,300 (the “Cap Amount”). For the avoidance of any doubt, the Company shall not be obligated to reimburse an additional amount in excess of the Cap Amount to any Investors. If the transactions contemplated hereunder and under the other Transaction Documents is not consummated pursuant to this Agreement, the Company and each Investor shall bear its own relevant costs and expenses.

8.19.    Definition. In this Agreement, unless the context otherwise requires, capitalized words and expressions have the meanings as set forth in the form of the Shareholders Agreement as attached in Exhibit B.

8.20.    Independent Investors. Each Investor shall, severally and not jointly enjoy the rights and undertake the obligations provided hereunder and in other Transaction Documents. Any Investor’s reluctance to exercise rights or failure to perform obligations does not affect the obligations of any other Investor under this Agreement and shall not constitute an impediment or adverse interference on the other Investors with regard to their respective rights or obligations, and any consequence or liability arisen from such reluctance or failure shall be borne by such Investor and such Investor alone.

8.21.    No Partnership. The Investors expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Investors do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, by virtue of their status as Investors.

8.22.    Third Party Rights. Unless expressly provided to the contrary in this Agreement, no person other than the parties to this Agreement will have any right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any of the provisions of this Agreement. Notwithstanding any term of this Agreement, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

I-MAB

/s/ I-MAB

HK SUBSIDIARY:

I-MAB BIOPHARMA HONGKONG LIMITED

/s/ I-MAB BIOPHARMA HONGKONG LIMITED

SIGNATURE PAGE TO SERIES C-1 SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PRC SUBSIDIARY

I-MAB BIO-TECH (TIANJIN) CO., LTD.

(天境生物技术（天津）有限公司 )

(Official chop)

/s/ I-MAB BIO-TECH (TIANJIN) CO., LTD.

US SUBSIDIARY

I-MAB BIOPHARMA US LIMITED

/s/ I-MAB BIOPHARMA US LIMITED

SIGNATURE PAGE TO SERIES C-1 SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOUNDERS:

By:	/s/ ZANG JINGWU ZHANG
Name:	ZANG JINGWU ZHANG

By:	/s/ Qian Lili
Name:	QIAN, Lili

By:	/s/ WANG, Zhengyi
Name:	WANG, Zhengyi

By:	/s/ FANG, Lei
Name:	FANG, Lei

SIGNATURE PAGE TO SERIES C-1 SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOUNDERS HOLDCO:

Mabcore Limited

/s/ Mabcore Limited

SIGNATURE PAGE TO SERIES C-1 SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Caesar Pro Holdings Limited

/s/ Caesar Pro Holdings Limited

SIGNATURE PAGE TO SERIES C-1 SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Hongkong Tigermed Co., Limited

/s/ Hongkong Tigermed Co., Limited

SIGNATURE PAGE TO SERIES C-1 SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

WuXi Biologics HealthCare Venture

/s/ WuXi Biologics HealthCare Venture

SIGNATURE PAGE TO SERIES C-1 SHARE PURCHASE AGREEMENT

SCHEDULE I

SCHEDULE OF FOUNDERS

[***]

SCHEDULE I

SCHEDULE II

[***]

SCHEDULE II

SCHEDULE III

[***]

SCHEDULE III

SCHEDULE IV

NOTICES

[***]

SCHEDULE IV

SCHEDULE V

DISCLOSURE SCHEDULE

[***]

SCHEDULE V

EXHIBIT A

FORM OF RESTATED ARTICLES

[***]

EXHIBIT A

EXHIBIT B

FORM OF FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

[***]

EXHIBIT B

EXHIBIT C

LIST OF KEY EMPLOYEES

[***]

EXHIBIT C

EXHIBIT D

LIST OF CORE PRODUCTS

[***]

EXHIBIT D

EXHIBIT E

DRAFT CONSOLIDATED FINANCIAL ACCOUNTS

[***]

EXHIBIT E